UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Tidewater Inc.
(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE

PROXY STATEMENT DATED MAY 12, 2021

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2021

May 21, 2021

On or about May 12, 2021, Tidewater Inc. mailed a proxy statement (the “Proxy Statement”) to our stockholders in connection with our 2021 annual meeting of stockholders (the “Annual Meeting”), which is to be held on Tuesday, June 8, 2021, at 10:00 a.m., Central Time, virtually via a live audio webcast at https://www.cesonlineservices.com/tdw21_vm. The Proxy Statement included a proposal to approve our 2021 Stock Incentive Plan (the “Plan”). The Plan, if approved by stockholders, would have authorized a total of 2,700,000 shares of our common stock, plus the number of shares of our common stock underlying any award granted under our 2017 Stock Incentive Plan (the “2017 Plan”) or our Legacy GLF Management Incentive Plan (the “Legacy GLF Plan”, and together with the 2017 Plan, the “Existing Plans”) that expires, terminates, or is canceled or forfeited under the terms thereunder, reserved for issuance under the Plan. In particular, under the Plan, if approved by stockholders, the share pool reserved for issuance under the Plan will be reduced by one share for every one share underlying any award granted after December 26, 2020 under the 2017 Plan or the Legacy GLF Plan.

On May 21, 2021, Institutional Shareholder Services Inc. (“ISS”) published a proxy analysis and vote recommendation for the Annual Meeting. The proposal to approve the Plan received an unfavorable recommendation from ISS because (i) ISS views the Plan’s cost as excessive, (ii) the estimated duration of available and proposed shares exceeds six years, (iii) the disclosure of change-in-control vesting treatment is incomplete (or is otherwise considered discretionary) and (iv) the Plan allows broad discretion to accelerate vesting.

In response to the ISS recommendation to vote “AGAINST” the proposal to approve the Plan, on May 21, 2012, we revised the Plan to decrease the total number of shares of common stock reserved for issuance under the Plan from 2,700,000 shares (as originally proposed) to 2,500,000 shares. We believe that the Plan as revised (the “Revised Plan”) will significantly lower the Plan’s cost and have the estimated duration of available and proposed shares of less than six years.

As of March 31, 2021, there were approximately (i) 604,000 shares subject to outstanding stock options granted under the Existing Plans, with a weighted average exercise price of $11.46 per share and weighted average remaining term of 9.5 years, (ii) approximately 1.1 million shares subject to outstanding shares of restricted stock units granted and unvested under the Existing Plans and (iii) approximately 616,000 shares of our common stock remaining available for grant under the Existing Plans. Assuming all of the outstanding awards are settled in shares, we would only be able to grant awards for approximately 616,000 shares. As of April 12, 2021, the record date for determination of stockholders entitled to vote at the Annual Meeting, we had a total of 40,731,777 shares of our common stock outstanding.

If approved by our stockholders, there would be a total of 2,500,000 shares issuable under the Revised Plan and all remaining shares available for grant under the Existing Plans will be cancelled on the date when the Revised Plan becomes effective. In particular, the share pool reserved for issuance under the Revised Plan will be reduced by one share for every one share underlying any award granted after December 26, 2020 under the 2017 Plan or the Legacy GLF Plan. Outstanding awards under the 2017 Plan or the Legacy GLF Plan will continue to be governed by the 2017 Plan or the Legacy GLF Plan, as applicable, and the applicable agreements under which they were granted. However, if the Revised Plan is not approved by our stockholders, the 2017 Plan and the Legacy GLF Plan will continue in effect and we may be required to increase significantly the cash component of our executive compensation program in order to remain competitive and adequately compensate our employees. Replacing equity awards with cash awards would not only misalign our executive and stockholder interests, it would also increase cash compensation expense and use cash that could be reinvested in our business.

The foregoing is a summary description of certain terms of the Revised Plan and is qualified in its entirety by reference to the full text of the Revised Plan, a copy of which is attached as Exhibit 10.1 to the Current Report on Form 8-K filed on May 21, 2021 with the Securities and Exchange Commission (“SEC”). Stockholders may obtain, free of charge, a copy of such Current Report on Form 8-K and the Revised Plan at the SEC’s website, www.sec.gov or www.proxyvote.com.

Except as set forth above, the Proxy Statement remains unchanged. The Revised Plan will be presented for stockholder approval at the Annual Meeting. The Board of Directors continues to recommend unanimously that shareholders vote FOR the proposals listed in the Proxy Statement, as supplemented by this Supplement. Any vote “FOR” or “AGAINST” the Plan proposal using the proxy card previously furnished to the stockholders of record or the voting instruction card made available to the beneficial owners by their broker, bank or another nominee will be counted as a vote “FOR” or “AGAINST” the Revised Plan. If any stockholder has already returned his or her properly executed proxy card or voted via the Internet or by telephone and would like to change his or her vote on any matter, such stockholder may revoke his or her proxy before it is voted at the Annual Meeting by submission of a proxy bearing a later date via the Internet, by telephone, by mail or by attending the Annual Meeting virtually and casting the online ballot or as otherwise described in the Proxy Statement. If any stockholder would like a new proxy or has any questions, he or she should contact Daniel A. Hudson, Executive Vice President, General Counsel and Secretary, at 6002 Rogerdale Road, Suite 600, Houston, Texas 77072, or at (713) 470-5300.

By Order of the Board of Directors

/s/ Daniel A. Hudson
Daniel A. Hudson
Executive Vice President, General Counsel and Secretary